AMENDMENT TO

AMENDED AND RESTATED

BY-LAWS OF

PATRIOT PREMIUM DIVIDEND FUND II

As Amended:	March 22, 2007 (Article VI, Section 6.3(b))

Standard & Poor’s (“S&P”) approves the change in calculation of “S&P Eligible Assets,” as defined in the Amended and Restated By-Laws of Patriot Premium Dividend Fund II (“Bylaws”), pursuant to the authorization granted in the Bylaws, as stated in Article VI - Terms of Preferred Stock,, Section 6.3. Such calculation shall be conducted as though Section 6.3(b) of the Bylaws were to read in its entirety as follows:

6.3	Eligible Asset Coverage and Dividend Coverage.

(b)	“S&P Eligible Assets” means:
(i)	cash (including, for this purpose, receivables for securities sold and, dividends receivable on S&P Eligible Assets);
(ii)	Short-Term Money Market Instruments (provided, however, that for purposes of this definition such instruments need not meet any otherwise applicable Standard & Poor’s rating criteria);
(iii)

commercial paper that is not included as a Short-Term Money Market Instrument having on the date of purchase or other acquisition a rating from Standard & Poor’s of “A-1+”, “A-1” or “A-2” and issued or irrevocably and fully guaranteed by an obligor having at the time long-term unsecured debt obligations with a rating from Standard & Poor’s of at least “BBB”;

(iv)

preferred stocks (A) which either (1) are issued by issuers whose senior debt securities are rated at least “BBB” by Standard & Poor’s or (2) are rated at least “BBB” by Standard & Poor’s, (B) of issuers which have (or, in the case of issuers which are special purpose corporations, whose parent companies have) common stock listed on the New York Stock Exchange or the American Stock Exchange, (C) which have a minimum issue size

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(when taken together with other of the issuer’s issues of similar tenor) of $50 million, (D) which have paid consistent cash dividends during the preceding three-year period (or, in the case of new issuers without a dividend history, are rated at least “A” by Standard & Poor’s), (E) which pay cumulative cash dividends in U.S. dollars, (F) which are not convertible into any other class of stock and do not have warrants attached, and (G) in the case of auction preferred stocks, which have dividend periods of less than or equal to 49 days (or, in the case of a new issue of auction preferred stock, 64 days for the initial dividend period) and have never had a failed auction; provided, that for this purpose the aggregate Market Value of the Trust’s holdings of (x) any issue of preferred stock which is not an auction preferred stock shall not be less than $500,000 and the issue of preferred stock shall not exceed 10% of the aggregate Market Value of all of the Trust’s investments meeting the criteria set forth in the terms in clauses (i) through (vi) of this Section 6.3;

(v)

common stocks (A) which are issued by issuers whose senior debt securities are rated at least “BBB” by Standard & Poor’s, (B) which are traded on the New York Stock Exchange or the American Stock Exchange, (C) which in the case of common stocks other than utility common stocks have a market capitalization greater than $500 million, (D) which in the case of utility common stocks are currently paying cash dividends or, in the case of other common stocks, are currently paying cash dividends and have paid consistent cash dividends during the preceding three-year period, and in the case of common stocks other than utility common stocks (E) which pay dividends in U.S. dollars; provided, that (1) the aggregate Market Value of the Trust’s holdings of the common stock of any eligible issuer (x) shall be less than 5% of the number of outstanding shares multiplied by the Market Value of such common stock and (y) shall not exceed 5% of the number of outstanding shares (less the number of shares held by insiders as determined in accordance with standards established by Standard & Poor’s) times the Market Value of such common stock and (2) the number of shares of common stock of any eligible issuer held by the Trust shall not exceed the average weekly trading volume of such common stock during the preceding month;

(vi)

Defensive Securities (U.S. government securities which (A) are direct obligations of, or fully guaranteed by the full faith and credit of, the United States of America, (B) either mature in less than one year or pay interest periodically and pay principal at maturity or call, (C) are registered in the name of the Trust (custodian account), (D) are free and clear of third party claims, and (E) the trustee (if any) has a first perfected security interest in the collateral);

(vii)	Utility Bonds which are (A) rated at least A by Standard & Poor’s, (B) have a minimum issue size of at least $100 million, (C) have a maturity of not more than 30 years, and (D) are non-convertible and pay interest in U.S. currency; and

(viii)

Corporate bonds which are (A) rated at least A by Standard & Poor’s, (B) have a minimum issue size of at least $100 million, (C) are registered under the 1933 Act, (D) have a maturity of not more than 30 years, (E) pay interest periodically in cash, and (F) are not convertible or exchangeable into equity of the issuing corporation.

provided, however, that the Trust’s investments in preferred and common stocks described in clauses (iv) and (v) above of any single issuer whose senior debt securities are rated “A” or better by Standard & Poor’s or in such preferred stock which is rated “A” or better by Standard & Poor’s, as the case may be, shall be included in the S&P Eligible Assets only to the extent that the aggregate Market Value of all such stocks of such issuer does not exceed 10% of the aggregate Market Value of all the Trust’s investments meeting the criteria set forth in clauses (i) through (vi) above; and provided, further, that the Trust’s, investments in preferred and common stocks described in clauses (iv) and (v) above of any single issuer whose senior debt securities are rated “BBB” by Standard & Poor’s or in such preferred stock which is rated “BBB” by Standard & Poor’s, as the case may be, shall be included in the S&P Eligible Assets only to the extent that the aggregate Market Value of all such stocks of such issuer does not exceed 2.5% (or 5% taken together with common stocks described in clause (v) above issued by a utility whose senior debt securities are rated “BBB” or better by Standard & Poor’s) of the aggregate Market Value of all the Trust’s investments meeting the criteria set forth in clauses (i) through (vi) above less the aggregate Market Value of those investments excluded from the S&P Eligible Assets pursuant to the immediately preceding proviso; and provided, further, that the Trust’s investments in any one industry (other than the utilities industry) shall be included in the S&P Eligible Assets only to the extent that the aggregate Market Value of such investments does not exceed 20% of the aggregate Market Value of all of the Trust’s investments meeting the criteria set forth in clauses (i) through (vi) above less the aggregate Market Value of those investments excluded from the S&P Eligible Assets pursuant to the two immediately preceding provisos; and provided, further, that the Trust’s investments in preferred and common stocks described in clauses (iv) and (v) above of all issuers whose senior debt securities are rated “BBB-” by Standard & Poor’s or in such preferred stocks which are rated “BBB-” by Standard & Poor’s, as the case may be, shall be included in the S&P Eligible Assets only to the extent that the aggregate Market Value of all such stocks of such issuers does not exceed 25% of the aggregate Market Value of all of the Trust’s investments meeting the criteria set forth in clauses (i) through (vi) above less the aggregate Market Value of those investments excluded form the S&P Eligible Assets pursuant to the three immediately preceding provisos; and provided further Utility and Corporate bonds described in clauses (vii) and (viii) be diversified by issuer and industry independently of the diversification provisions described above for common and preferred stocks. The diversification percentages of the corporate and utility bonds includable as S&P Eligible Assets shall be based on the total percentage of the defensive pool comprised of U.S. government securities described in clause (vi), utility bonds described in clause (vii) and corporate bonds described in clause (viii) determined by dividing the aggregate Market Value of the investments meeting the criteria described in clauses (vi) through (viii) by the aggregate Market Value of the Trust’s investments meeting the criteria set forth in clauses (i) through (viii) above.

Defensive Pool
Percent of Trust’s Investments Composed of Investments described under Clauses vi, vii and viii above.	Issuer %	Industry %
0% - 29%	5%	10%
30% - 59%	6%	12%
60% - 79%	8%	17%
80% - 100%	10%	20%

The Trust’s investments in utility and corporate bonds described in clauses (vii) and (viii) of any single issuer which are rated “A” or better by Standard & Poor’s shall be included as S&P Eligible Assets only to the extent that the Market Value of all such corporate bonds and utility bonds of such issuer does not exceed the appropriate Defensive Pool single issuer percentage of the aggregate Market Value of all of the Trust’s investments in utility and corporate bonds meeting the criteria set forth in clauses (vii) and (viii) above and provided further that the Trust’s investments in corporate bonds in any one industry (other than the utilities industry) shall be included in the S&P Eligible Assets only to the extent that the aggregate Market Value of all such corporate bonds does not exceed the appropriate Defensive Pool single industry percentage of the aggregate Market Value of all of the Trust’s investments in utility and corporate bonds meeting the criteria set forth in clauses (vii) and (viii) above less the aggregate Market Value of all those corporate bonds and utility bonds excluded from the S&P Eligible Assets pursuant to the immediately preceding proviso.

These diversification tests for corporate and utility bonds will be met after the Trust is fully invested in such bonds. While the Trust is in the initial process of purchasing corporate and utility bonds (“the invest-up period”) the above issuer and industry diversification restrictions will not apply; however, such “invest-up period” shall not exceed 10 business days.

By resolution of the Board of Trustees and without amending the By-Laws of the Trust or otherwise submitting such resolution for shareholder approval, other assets (including investments which either do not meet the criteria set forth in clauses (i) through (viii) above or meet such criteria but are excluded from the S&P Eligible Assets by the foregoing provisos) may be included in the S&P Eligible Assets if Standard & Poor’s has advised the Trust in writing that the inclusion of such assets in the S&P Eligible Assets would not adversely affect its then-current rating of the DARTS, provided that the Trust shall cause to be made available a written statement setting forth the S&P Eligible Assets, as changed and/or supplemented, for inspection by the Holders at the principal executive office of the Trust.

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